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                                EXHIBIT  11

                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


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                                                                    THREE               NINE
                                                                MONTHS ENDED        MONTHS ENDED
                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                             ------------------  ------------------
                                                               1997      1996      1997      1996
                                                             --------  --------  --------   --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . .  $  1,891  $    703  $ (4,500)  $(2,525)
                                                             --------  --------  --------   --------

Weighted average shares of common stock outstanding . . . .     6,740     6,701     6,730     6,685

Weighted average effect of common share equivalents . . . .       308       359       N/A       N/A
                                                             --------  --------  --------   --------

Weighted average shares outstanding . . . . . . . . . . . .     7,048     7,060     6,730     6,685
                                                             --------  --------  --------   --------

Net income (loss) per common share and common share
  equivalent. . . . . . . . . . . . . . . . . . . . . . . .  $   0.27  $   0.10  $  (0.67)  $ (0.38)
                                                             ========  ========  ========   ========
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